EXHIBIT 99.2

Amplitech Group, Inc. Files Roadshow Presentation Ahead of Launch on M-Vest.com and Maxim Investor Meetings

Bohemia, NY, February 10, 2020-- AmpliTech Group, Inc. (OTCQB: AMPG): Amplitech is pleased to announce that it has filed an 8-K with the SEC containing corporate a presentation regarding the Company’s business and its market position in the fast growing wireless communications infrastructure industry.

The Company intends to publish the presentation on M-Vest.com and to use the presentation as the basis for discussions with Maxim’s investor base.

The Company will not be offering any securities as part of this process.

About Maxim Group LLC and M-Vest

Maxim Group LLC is a full-service investment banking, securities and wealth management firm headquartered in New York. The Firm provides a full array of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales & trading, equity research and prime brokerage services to a diverse range of corporate clients, institutional investors and high net worth individuals. Maxim Group is a registered broker-dealer with the U.S. Securities and Exchange Commission (SEC) and the Municipal Securities Rulemaking Board (MSRB), and is a member of the following: Financial Industry Regulatory Authority (FINRA); Securities Insurance Protection Corporation (SIPC); NASDAQ Stock Market and NYSE Arca, Inc. To learn more about Maxim Group, visit www.maximgrp.com.

M-Vest, a division of Maxim Group LLC, is an online platform that enables issuers to engage a broad range of investors to raise awareness through presentations, or raise capital through Regulation A and Regulation D offerings.

About AmpliTech Group, Inc.

AmpliTech Group, Inc. designs, develops, and manufactures custom and standard state-of-the-art RF components for the Domestic and International, SATCOM, Space, Defense and Military markets. These designs cover the frequency range from 50 kHz to 40 GHz - eventually, offering designs up to 100 GHz. AmpliTech also provides consulting services to help with any microwave components or systems design problems. Our steady growth over the past 13+ years has come about because we can provide complex, custom solutions for nearly ANY custom requirements that are presented us. In addition, we have the best assemblers, wires, and technicians in the industry and can provide contract assembly of customers' own designs. Click here to view AmpliTech video. Website: http://www.AmpliTechinc.com

Forward-looking Statements

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

CONTACT: Fawad Maqbool, CEO, AmpliTech Group, Inc. (631) 521-7831

Twitter: http://twitter.com/AmpliTechAMPG

Instagram: http://www.instagram.com/amplitechampg/

Facebook: http://www.facebook.com/AmpliTechInc